EXHIBIT 7

Consolidated Report of Condition of

Wells Fargo Bank National Association

of 101 North Phillips Avenue, Sioux Falls, SD 57104

And Foreign and Domestic Subsidiaries,

at the close of business June 30, 2016, filed in accordance with 12 U.S.C. §161 for National Banks.

		Dollar Amounts In Millions
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$18,611
Interest-bearing balances		240,970
Securities:
Held-to-maturity securities		100,420
Available-for-sale securities		235,446
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices		93
Securities purchased under agreements to resell		21,444
Loans and lease financing receivables:
Loans and leases held for sale		17,329
Loans and leases, net of unearned income	914,730
LESS: Allowance for loan and lease losses	10,649
Loans and leases, net of unearned income and allowance		904,081
Trading Assets		39,853
Premises and fixed assets (including capitalized leases)		7,721
Other real estate owned		1,040
Investments in unconsolidated subsidiaries and associated companies		10,445
Direct and indirect investments in real estate ventures		0
Intangible assets
Goodwill		22,964
Other intangible assets		15,282
Other assets		63,736

Total assets		$1,699,435

LIABILITIES
Deposits:
In domestic offices		$1,145,337
Noninterest-bearing	361,165
Interest-bearing	784,172
In foreign offices, Edge and Agreement subsidiaries, and IBFs		148,148
Noninterest-bearing	1,175
Interest-bearing	146,973
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		4,716
Securities sold under agreements to repurchase		21,265

Dollar Amounts In Millions
Trading liabilities	28,205
Other borrowed money
(includes mortgage indebtedness and obligations under capitalized leases)	147,172
Subordinated notes and debentures	13,650
Other liabilities	32,481

Total liabilities	$1,540,974

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	519
Surplus (exclude all surplus related to preferred stock)	106,705
Retained earnings	46,032
Accumulated other comprehensive income	4,807
Other equity capital components	0

Total bank equity capital	158,063
Noncontrolling (minority) interests in consolidated subsidiaries	398

Total equity capital	158,461

Total liabilities, and equity capital	$1,699,435

I, John R. Shrewsberry, Sr. EVP & CFO of the above-named bank do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

John R. Shrewsberry
Sr. EVP & CFO

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate

Federal regulatory authority and is true and correct.

Directors
James Quigley
Enrique Hernandez, Jr
Lloyd H. Dean